Exhibit 5.1

[KILPATRICK STOCKTON LLP LOGO]	Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickStockton.com

April 6, 2007

Equifax Inc.
1550 Peachtree Street, N.W.
Atlanta, Georgia 30309

Ladies and Gentlemen:

        We have acted as counsel to Equifax Inc., a Georgia corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission"), of the Registration Statement on Form S-4, File No. 333-141389 (as amended through the date hereof, the "Registration Statement"), pursuant to which the Company is registering under the Securities Act of 1933, as amended, 22,283,779 shares of its common stock, $1.25 par value per share (the "Shares"), to be issuable upon completion of the merger of TALX Corporation ("TALX") with and into Chipper Corporation, a wholly-owned subsidiary of the Company.

        As such counsel, and in connection with this opinion, we have examined the Registration Statement and the exhibits thereto, and have reviewed originals or copies of such documents, corporate records, certificates of public officials and officers of the Company, and other instruments related to the authorization and issuance of the Shares, as we have deemed relevant or necessary for the opinions expressed herein. During the course of such examination and review and in connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

        As to certain factual matters relevant to the opinions expressed herein, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinions hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

        The opinions set forth herein are limited to the laws of the State of Georgia, and we do not express any opinion herein concerning any other law.

        Based upon the foregoing, it is our opinion that when issued by the Company pursuant to and in accordance with the Agreement and Plan of Merger, dated February 14, 2007, by and between the Company, TALX and Chipper Corporation, the Shares will be validly issued, fully paid and nonassessable.

Letter to Equifax Inc.
April 6, 2007

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the "Legal Matters" section of the Prospectus constituting a part of the Registration Statement, and any amendments thereto.

Very truly yours,
KILPATRICK STOCKTON LLP
By:	/s/ LARRY D. LEDBETTER Larry D. Ledbetter, a Partner